                    News Release

                    Ecolab Inc.

                    Ecolab Center

                    370 North Wabasha Street

                    St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809 (Tel)
(651) 293-3123 (Fax)

ECOLAB TO AMORTIZE PORTION OF ONE-TIME BENEFIT GAIN

ST. PAUL, Minn., January 28, 2002:  Ecolab Inc. said that, upon further review, it has revised its previously announced one-time savings from benefit plan changes to reflect a one-time gain of approximately $6 million (or $0.03 per share) in 2002 and, going forward, will amortize approximately $16 million of net unrealized gains over 8 years.  The amortized portions of the net savings will reduce future benefit expenses.  Ecolab had previously announced on January 10, 2002 that it expected to recognize approximately $20 million, or about $0.09 per diluted share, of one-time benefits related to these benefit plan changes in 2002.

Ecolab continues to expect 2001 earnings to be approximately $1.45 per diluted share.  The change associated with amortizing a portion of these benefit plan gains will increase Ecolab’s forecast for operating earnings for 2002 by approximately $0.01 per share.  As a result of the change in accounting for the benefit plan changes, 2002 operating earnings, prior to the effects of adopting FAS 142, are now expected to rise 10%-12% to the $1.59-$1.63 per diluted share range.  Ecolab had previously forecast that range to be $1.58-$1.62.

Ecolab plans to adopt FAS 142 for results reported in 2002.  The effects of adopting FAS 142 will be to increase projected 2002 diluted earnings per share by approximately $0.19, including the impact of the Henkel-Ecolab acquisition.  As a result, Ecolab expects 2002 operating earnings per share under the new accounting standard to be in a $1.78-$1.82 range.  These net earnings will be offset by net restructuring and other one-time charges totaling approximately $0.23-$0.27 per share.  In addition, 2002 earnings will reflect approximately $0.03 per share from the one-time benefit gain.  This yields expected 2002 net diluted earnings per share in the $1.54-$1.62 range.

	Diluted Earnings Per Share
	Revised Projection	Previous Projection

Year 2001

Operating Earnings	$1.45	$1.45

Year 2002

Operating Earnings	$1.59 - $1.63	$1.58 - $1.62

Adoption of FAS 142	0.19	0.19

One Time Gain fromBenefit Plan changes	0.03	0.09

One Time Costs	(0.23) - (0.27)	(0.23) - (0.27)

Net Earnings	$1.54 - $1.62	$1.59 - $1.67

With worldwide sales exceeding $3 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products and services for the hospitality, institutional and industrial markets.

Ecolab news releases and other investor information are available on the Internet at www.ecolab.com and by telephone at 1-800-FACT-ECL.

This new release contains various "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our earnings per share and other financial prospects, and our estimates for certain one-time charges, expenses and credits.  These statements, which represent Ecolab's expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  These risks and uncertainties include, with respect to the 2001 results, unanticipated adjustments resulting from the financial closing process, including changes to reserves.  Risks and uncertainties with respect to 2002 full year and future results include (i) restraints on pricing flexibility due to competitive factors and customer consolidations; (ii) changes in oil or raw material prices or unavailability of adequate and reasonably priced raw materials; (iii) the occurrence of capacity constraints or the loss of a key supplier; (iv) the effect of future acquisitions or divestitures or other corporate transactions; and the Company's ability to achieve plans for past acquisitions; (v) the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution and labeling of the Company's products, (vi) changes in tax, fiscal, governmental and other regulatory policies; (vii) economic factors such as the worldwide economy, interest rates, and currency movements; (viii) the occurrence of (a) litigation or claims, (b) the loss or insolvency of a major customer or distributor, and (c) natural or manmade disasters (including material acts of terrorism or hostilities which impacts the Company's markets); and (ix) the Company's ability to continue product introductions and technological innovations.  Results for 2002 and future years also will be impacted by the final size of the one time charges, expenses and credits, which at this time are only estimates, as well as the Company's ability to achieve the anticipated savings from such actions.  Ecolab undertakes no duty to update its Forward Looking Statements.

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